Exhibit 3.1
[Santander BanCorp Logo]

www. santandermet.com
RESOLUTION
I, MARÍA CALERO, Sub-secretary of the Board of Directors of SANTANDER BANCORP, (“Corporation”), certify that the Board of Directors of the Corporation, by unanimous written consent dated June 30, 2009, approved the following resolution:
“RESOLVED, that the principal office of Santander BanCorp, is changed to: Tabonuco Street B7, 18th Floor, San Patricio, Guaynabo, Puerto Rico.
IN WITNESS WHEREOF, I, the undersigned, hereby certify that the facts herein stated are true, this 1st day of July, 2009.

[SANTANDER BANCORP SEAL]

/s/ María Calero
Sub-Secretary